Exhibit 23.1



                          Independent Auditors' Consent


The Board of Directors
Investment Technology Group, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Investment Technology Group, Inc. of our report dated January 20, 1999, relating to the consolidated statements of financial condition of Investment Technology Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the December 31, 1998 annual report on Form 10-K, as amended by Form 10-K/A of Investment Technology Group, Inc.


KPMG LLP

New York, New York
May 11, 1999